Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION CONTACT:

Stanley Dempsey, Chairman & Chief Executive Officer Karen Gross, Vice President & Corporate Secretary (303) 573-1660

ROYAL GOLD ANNOUNCES THIRD QUARTER DIVIDEND

          DENVER, COLORADO.  JUNE 7, 2006:  ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL), the leading publicly-traded precious metals royalty company, today announced that its Board of Directors has declared its third quarter dividend of US$0.055 per share of common stock.  The dividend is payable on July 28, 2006, to shareholders of record at the close of business on July 7, 2006.  The Company has paid dividends since 2000.

                Royal Gold is a precious metals royalty company engaging in the acquisition and management of precious metals royalty interests.  Royal Gold is publicly traded on the NASDAQ National Market System, under the symbol “RGLD” and on the Toronto Stock Exchange, under the symbol “RGL.”  The Company’s web page is located at www.royalgold.com.